Exhibit (a)(5)(C)

IN THE HIGH COURT OF JUDICATURE AT BOMBAY

ORDINARY ORIGINAL CIVIL JURISDICTION

COMPANY SUMMONS FOR DIRECTION NO 858 OF 2012

In the matter of the Companies Act, 1956;

And

In the matter of Sections 391 to 394 read with Sections 78, 100 to 103 of the Companies Act, 1956;

And

In the matter of iGATE Computer Systems Limited, a company incorporated under the provisions of the Companies Act, 1956;

And

Scheme of Arrangement of iGATE Computer Systems Limited (“Applicant Company” or “Transferor Company”) with iGATE Global Solutions Limited (“Transferee Company”)

iGATE Computer Systems Limited, a company

incorporated under the provisions of the Companies

Act, 1956, having its registered office at Level II, Tower 3,

Cybercity, Magarpatta City, Hadapsar, Pune 411 013,

Maharashtra.

) ) ) ) )	……………………	Applicant Company

NOTICE CONVENING MEETING OF THE EQUITY SHAREHOLDERS OF

iGATE COMPUTER SYSTEMS LIMITED, THE APPLICANT COMPANY

NOTICE IS HEREBY GIVEN THAT by an Order made on the Thursday, the 20th of December 2012, in the above Company Summons for Direction, the Hon’ble High Court of Judicature at Bombay has directed that a meeting of the equity shareholders of the Applicant Company (“Meeting”) to be convened and held at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra, on Tuesday, the 22nd of January 2013 at 10.00 a.m., for the purpose of considering, and if thought fit, approving, with or without modifications, the arrangement embodied in the proposed Scheme of Arrangement of iGATE Computer Systems Limited with iGATE Global Solutions Limited (“Scheme”).

In pursuance of the said Order and as directed therein, further notice is hereby given that the meeting of the equity shareholders of the Applicant Company will be held at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra on Tuesday, the 22nd of January 2013 at 10 a.m., at which place, day, date and time the said equity shareholders of the Applicant Company are requested to attend.

Copies of the Scheme and the Explanatory Statement under Section 393 of the Companies Act, 1956, can be obtained free of charge between 10.00 a.m. to 12 noon on any working day up to the date of the Meeting at the registered office of the Applicant Company at Level II, Tower 3, Cybercity, Magarpatta City, Hadapsar, Pune 411 013, Maharashtra or at the office of its advocates M/s Khaitan & Co, One Indiabulls Center, 13th Floor, 841 Senapati Bapat Marg, Mumbai–400 013.

Person(s) entitled to attend and vote at the said Meeting may vote in person or by proxy or through an authorized representative, provided that proxy in the prescribed format is deposited at the registered office of the Applicant Company as mentioned above, not later than 48 hours before the scheduled time of the commencement of the said Meeting. Forms of proxy can be obtained at the registered office of the Applicant Company.

The Hon’ble High Court of Judicature at Bombay has appointed Mr. Sujit Sircar, Director of the Applicant Company and failing him Mr. Mukund Srinath, Director of the Applicant Company and failing him Mr. Rajesh Ramdas, Company Secretary of the Applicant Company, as the Chairman of the said Meeting or any adjournments thereof.

The Scheme, if approved in the aforesaid Meeting, will be subject to the subsequent approval of the Hon’ble High Court of Judicature at Bombay.

Sd/-
Dated this 28th day of December, 2012	Sujit Sircar
Place: Pune	Chairman appointed for the Meeting